SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): September 13,
1996



             Residential Asset Securities Corporation
         (Exact name of registrant as specified in its charter)

        DELAWARE              33-56893                51-0362653
(State or other jurisdiction (Commission   (I.R.S. employer
of incorporation)             file number)  identification no.)



8400 Normandale Lake Blvd., Suite 600, Minneapolis, MN    55437
(Address of principal executive offices)               (Zip code)


Registrant's telephone number, including area code (612) 832-7000



(Former name or former address, if changed since last report)


                                         Exhibit Index located on page 4.

Items 1 through 6 and Item 8 are not included because they are not applicable.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

                (a)      Not applicable

                (b)      Not applicable

                (c)      Exhibits

                23. Consent of KPMG Peat Marwick LLP, independent auditors of AMBAC Indemnity Corporation ("AMBAC") with respect to (a) the inclusion hereto as an exhibit of their report dated January 31, 1996 on the audit by KPMG Peat Marwick LLP of the consolidated financial statements of AMBAC and its subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 and (b) with respect to the reference to their firm under the caption "Experts" in the Registrant's Preliminary Prospectus Supplement dated September 13, 1996, relating to the Mortgage Pass-Through Certificates, Series 1996-KS4.

                99.1 Report of KPMG Peat Marwick LLP dated January 31, 1996 on the audit by KPMG Peat Marwick LLP of the consolidated financial statements of AMBAC and its subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 together with the copies of such audited financial statements.

                99.2 Consolidated unaudited financial statements of AMBAC as of June 30, 1996 and December 31, 1995 and for the six months ended June 30, 1996 and 1995.

                                                    SIGNATURES



                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  RESIDENTIAL ASSET SECURITIES CORPORATION




                                  By:    /s/ William E. Waldusky
                                  Name:   William E. Waldusky
                                 Title: Vice President


Dated:  September 13, 1996

                                INDEX OF EXHIBITS

Exhibit     Description                                               Page

23. Consent of KPMG Peat Marwick LLP, independent auditors of AMBAC Indemnity Corporation
            ("AMBAC") with respect to (a) the inclusion hereto as an exhibit of their report dated
            January 31, 1996 on the audit by KPMG Peat
            Marwick LLP of the consolidated financial statements of AMBAC and its subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December
            31, 1995 and (b) with respect to the reference to their firm under the caption "Experts" in the Registrant's Preliminary Prospectus
            Supplement dated September 13, 1996, relating to the Mortgage Pass-Through Certificates,
            Series 1996-KS4.

99.1 Report of KPMG Peat Marwick LLP dated January 31, 1996 on the audit by KPMG Peat Marwick LLP of the consolidated financial statements of AMBAC and its subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 together with the copies of such audited financial statements.

99.2 Consolidated unaudited financial statements of AMBAC as of June 30, 1996 and December 31, 1995 and for the six months ended June 30, 1996 and 1995.

                                   Exhibit 23


                    Consent of Independent Auditors of AMBAC





                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
AMBAC Indemnity Corporation:

        We consent to the use of our report dated January 31, 1996 on the consolidated financial statements of AMBAC Indemnity Corporation as of December 31, 1995 and 1994, and for each of the years in the three year period ended December 31, 1995 included in the Form 8-K of Residential Asset Securities Corporation dated September 13, 1996, and to the reference to our firm under the heading "Experts" in the Preliminary Prospectus Supplement of Residential Asset Securities Corporation dated September 13, 1996.

        Our report refers to accounting changes adopted by AMBAC Indemnity Corporation in 1993, which include the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," No. 115, "Accounting for Certain Investments in Debt and Equity Securities," No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and No. 112, "Employers' Accounting for Postemployment Benefits."

                            /s/ KPMG Peat Marwick LLP

New York, New York
September 13, 1996

                                  Exhibit 99.1





                   Report of Independent Auditors of AMBAC and
                    Consolidated Audited Financial Statements


                                                                  Exhibit 99.1





                   Report of Independent Auditors of AMBAC and
                    Consolidated Audited Financial Statements

          AMBAC INDEMNITY CORPORATION AND SUBSIDIARIES (a wholly owned subsidiary of AMBAC Inc.)

                        Consolidated Financial Statements

                           December 31, 1995 and 1994

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report

The Board of Directors
AMBAC Indemnity Corporation:

     We have audited the accompanying consolidated balance sheets of AMBAC Indemnity Corporation and subsidiaries (a wholly owned subsidiary of AMBAC Inc.) as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of AMBAC Indemnity Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AMBAC Indemnity Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the consolidated financial statements, AMBAC Indemnity Corporation has adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," No. 115, "Accounting for Certain Investments in Debt and Equity Securities," No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and No. 112, "Employers' Accounting for Postemployment Benefits," in 1993.

KPMG Peat Marwick LLP
New York, New York
January 31, 1996

                  AMBAC Indemnity Corporation and Subsidiaries

                          Consolidated Balance Sheets
                    (Dollars In Thousands Except Share Data)



                                                               December 31,
                                                     -------------------------
                                                          1995           1994
                                                      ----------     ----------

Assets
Investments:
  Bonds held in available-for-sale account, at fair value
     (amortized cost of $2,090,101 in 1995 and $1,865,350
     in 1994)........................................ $2,224,528     $1,795,958
  Short-term investments, at cost (approximates fair
     value)..........................................    163,953         85,202
                                                      ----------     ----------
     Total investments...............................  2,388,481      1,881,160
Cash.................................................      6,912          2,117
Securities purchased under agreements to resell......      4,120          8,011
Receivable for securities............................      8,136         21,508
Investment income due and accrued....................     38,319         34,902
Investment in affiliate..............................     25,827         24,976
Deferred acquisition costs...........................     82,620         71,774
Deferred income taxes................................         --          1,778
Current income taxes.................................      2,171         10,544
Prepaid reinsurance..................................    153,372        139,855
Other assets.........................................     48,472         41,677
                                                      ----------     ----------
     Total assets.................................... $2,758,430     $2,238,302
                                                      ==========     ==========
Liabilities and Stockholder's Equity
Liabilities:
  Unearned premiums..................................$  906,136     $  839,775
  Losses and loss adjustment expenses................    65,996         65,662
  Ceded reinsurance balances payable.................    14,654            908
  Deferred income taxes..............................    85,008             --
  Accounts payable and other liabilities.............    43,625         43,519
  Payable for securities.............................    86,304         26,696
                                                     ----------     ----------
     Total liabilities............................... 1,201,723        976,560
                                                     ----------     ----------
Stockholder's equity:
  Preferred stock, par value $1,000.00 per share.
     Authorized shares -- 285,000; issued and outstanding
     shares -- none...................................... --             --
  Common stock, par value $2.50 per share. Authorized
     shares -- 40,000,000; issued and outstanding
     shares -- 32,800,000 at December 31, 1995 and 1994    82,000         82,000
  Additional paid-in capital...........................   481,059        444,258
  Unrealized gains (losses) on investments, net of tax.   87,112        (46,087)
  Retained earnings....................................   906,536        781,571
                                                       ----------     ----------
     Total stockholder's equity........................ 1,556,707      1,261,742
                                                       ----------     ----------
     Total liabilities and stockholder's equity........$2,758,430     $2,238,302
                                                       ==========     ==========


          See accompanying Notes to Consolidated Financial Statements.

                  AMBAC Indemnity Corporation and Subsidiaries

                     Consolidated Statements of Operations
                             (Dollars In Thousands)



                                            Years Ended December 31,
                                       ----------------------------------
                                         1995         1994         1993
                                       --------     --------     --------

Revenues:
  Gross premiums written...............$195,033     $192,598     $321,490
  Ceded premiums written............... (28,606)       2,815      (35,810)
                                       --------     --------     --------
     Net premiums written.............. 166,427      195,413      285,680
  Increase in unearned premiums, net... (52,844)     (76,077)    (132,862)
                                       --------     --------     --------
     Net premiums earned............... 113,583      119,336      152,818
  Net investment income................ 131,496      119,737      104,609
  Net realized gains (losses)..........     177      (13,386)      30,145
  Other income.........................   6,777        6,887        1,516
                                       --------     --------     --------
     Total revenues.................... 252,033      232,574      289,088
                                       --------     --------     --------
Expenses:
  Losses and loss adjustment expenses...   3,377        2,593       (1,849)
  Underwriting and operating expenses...  38,722       35,946       34,746
  Interest expense......................   1,590        1,428          163
                                        --------     --------     --------
     Total expenses.....................  43,689       39,967       33,060
                                        --------     --------     --------
     Income before income taxes......... 208,344      192,607      256,028
                                        --------     --------     --------
Income tax expense:
  Current taxes.........................  29,085       26,286       66,386
  Deferred taxes........................  14,461       16,277        4,090
                                        --------     --------     --------
     Total income taxes.................  43,546       42,563       70,476
                                        --------     --------     --------
  Income before cumulative effect of
 changes in accounting principles....... 164,798      150,044      185,552
  Cumulative effect of changes in accounting
     principles........................      --           --          (98)
                                        --------     --------     --------
     Net income.......................  $164,798     $150,044     $185,454
                                        =========    =========    =========


          See accompanying Notes to Consolidated Financial Statements.

                  AMBAC Indemnity Corporation and Subsidiaries

                Consolidated Statements of Stockholder's Equity
                             (Dollars In Thousands)



                                                  Years Ended December 31,
                                            ------------------------------------
                                              1995          1994          1993
                                            ---------     ---------     --------

Preferred Stock:
  Balance at January 1 and December 31....  $      --     $      --     $     --
                                           ==========    ==========    =========
Common Stock:
  Balance at January 1 and December 31....  $  82,000     $  82,000     $ 82,000
                                           ==========    ==========    =========
Additional Paid-in Capital:
  Balance at January 1....................  $ 444,258     $ 444,143     $397,570
  Capital contributions...................     35,000            --       40,000
  Cumulative effect of changes in
 accounting principles............. ......         --            --        4,708
  Other paid-in capital...................      1,801           115        1,865
                                            ---------     ---------     --------
  Balance at December 31..................  $ 481,059     $ 444,258     $444,143
                                           ==========    ==========    =========
Unrealized Gains (Losses) on Investments, Net of
  Tax:
  Balance at January 1...................  $ (46,087)    $  68,091     $  5,285
  Unrealized gain from change in accounting
     principle..........................         --            --       63,568
  Change in unrealized gain (loss)......    133,199      (114,178)        (762)
                                          ---------     ---------     --------
  Balance at December 31................  $  87,112     ($ 46,087)    $ 68,091
                                          ==========    ==========    =========
Retained Earnings:
  Balance at January 1..................  $ 781,571     $ 667,527     $515,073
  Net income............................    164,798       150,044      185,454
  Dividends declared-common stock.......    (40,000)      (36,000)     (33,000)
  Other.................................        167            --           --
                                          ---------     ---------     --------
  Balance at December 31................  $ 906,536     $ 781,571     $667,527
                                          ==========    ==========    =========


          See accompanying Notes to Consolidated Financial Statements.

                  AMBAC Indemnity Corporation and Subsidiaries

                     Consolidated Statements of Cash Flows
                             (Dollars In Thousands)



                                                      Years Ended December 31,
                                     -------------------------------------------
                                         1995            1994            1993
                                     -----------     -----------     -----------

Cash flows from operating activities:
  Net income.........................$   164,798     $   150,044     $   185,454
  Adjustments to reconcile net income
  to net cash provided by operating
     activities:
  Depreciation and amortization......      1,605           1,106           1,080
  Amortization of bond premium and
     discount.......................       (831)         (1,097)           (507)
  Current income taxes payable......      8,373          (6,069)        (20,844)
  Deferred income taxes payable.....     14,462          16,277          (2,463)
  Deferred acquisition costs........    (10,846)        (20,757)         (7,059)
  Unearned premiums.................     52,844          76,077         132,862
  Losses and loss adjustment expenses.      334           1,625            (718)
  Ceded reinsurance balances payable..   13,746          (2,963)         (5,147)
  (Gain) loss on sales of investments.     (177)         13,386         (30,145)
  Proceeds from sales of bonds in trading
     account...........................       --              --       2,091,143
  Proceeds from maturities of bonds in
     trading account...................       --              --          34,409
  Purchases of bonds for trading account     --              --      (2,181,198)
  Accounts payable and other liabilities.    106          20,497           9,591
  Other, net........................... (11,273)          7,179          (1,622)
                                      ---------     -----------     -----------
     Net cash provided by operating
        activities....................   233,141         255,305         204,836
                                      ----------     -----------     -----------
Cash flows from investing activities:
  Proceeds from sales of bonds at amortized
     cost............................. 1,882,485       1,305,011          18,912
  Proceeds from maturities of bonds at
     amortized cost...................   163,031          39,126          60,131
  Purchases of bonds at amortized
  cost...............................(2,192,824)     (1,559,982)       (258,832)
  Investment in preferred stock of
     affiliate.......................        --              --          (3,000)
  Change in short-term investments...   (78,751)          9,005         (25,252)
  Securities purchased under agreements to
     resell..........................      3,891          (8,011)             --
  Other, net.........................    (1,178)         (3,786)         (2,370)
                                     -----------     -----------     -----------
     Net cash used in investing
        activities..................   (223,346)       (218,637)       (210,411)
                                    -----------     -----------     -----------
Cash flows from financing activities:
  Dividends paid................. ..    (40,000)        (36,000)        (33,000)
  Capital contribution...............     35,000              --          40,000
                                    -----------     -----------     -----------
     Net cash (used in) provided by
        financing activities...... ..     (5,000)        (36,000)          7,000
                                    -----------     -----------     -----------
     Net cash flow...................      4,795             668           1,425
Cash at beginning of year............      2,117           1,449              24
                                     -----------     -----------     -----------
Cash at December 31..................$     6,912     $     2,117     $     1,449
                                     ===========     ===========     ===========
Supplemental disclosure of cash flow information: Cash paid during the year for:
     Income taxes..................  $    19,500     $    32,153     $    86,781
                                     ===========     ===========     ===========


          See accompanying Notes to Consolidated Financial Statements.

                  AMBAC Indemnity Corporation and Subsidiaries

                   Notes to Consolidated Financial Statements
                         (Dollar Amounts in Thousands)

1  BACKGROUND

     AMBAC Indemnity Corporation ("AMBAC Indemnity") is a leading insurer of municipal and structured finance obligations. Financial guarantee insurance underwritten by AMBAC Indemnity guarantees payment when due of the principal of and interest on the obligation insured. In the case of a default on the insured bond, payments under the insurance policy may not be accelerated by the policyholder without AMBAC Indemnity's consent. As of December 31, 1995, AMBAC Indemnity's net insurance in force (principal and interest) was $199,078,000. AMBAC Indemnity is a wholly owned subsidiary of AMBAC Inc. (NYSE: ABK), a holding company that provides financial guarantee insurance and financial services to both public and private clients through its subsidiaries.

     As of December 31, 1995, AMBAC Indemnity owned approximately 26.5% of the outstanding common stock of an affiliate, HCIA Inc. (NASDAQ: HCIA) ("HCIA"), a leading health care information content company. AMBAC Inc. owns approximately 19.9% of the outstanding common stock of HCIA. Prior to 1995, AMBAC Inc. and AMBAC Indemnity combined owned approximately 96% of HCIA. During 1995, HCIA offered approximately 3.5 million shares of its common stock for sale in two separate public offerings. In addition, in conjunction with the second public offering by HCIA, AMBAC Inc. sold approximately 1.1 million shares of HCIA common stock. As a result of these public offerings, as of December 31, 1995, AMBAC Indemnity and AMBAC Inc. combined owned 46.4% of the common stock of HCIA.

     AMBAC Indemnity, as the sole limited partner, owns a limited partnership interest representing 90% of the total partnership interests of AMBAC Financial Services, Limited Partnership ("AFS"), a limited partnership which provides interest rate swaps primarily to states, municipalities and municipal authorities. The sole general partner of AFS, AMBAC Financial Services Holdings, Inc., a wholly owned subsidiary of AMBAC Inc., owns a general partnership interest representing 10% of the total partnership interest in AFS.

     AMBAC Indemnity has one wholly owned subsidiary, American Municipal Bond Holding Company ("AMBH"), which is a holding company for certain real estate interests.

2  SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant accounting policies of AMBAC Indemnity and its subsidiaries are as described below:

CONSOLIDATION:

     The  consolidated  financial  statements  include  the  accounts  of  AMBAC
Indemnity,   AFS  and  AMBH  (sometimes   collectively  referred  to  as  "AMBAC
Indemnity"). All significant intercompany balances have been eliminated.

                  AMBAC Indemnity Corporation and Subsidiaries

           Notes to Consolidated Financial Statements -- (Continued)
                         (Dollar Amounts in Thousands)

INVESTMENTS:

     AMBAC Indemnity's investment portfolio is accounted for on a trade-date basis and consists entirely of investments in debt securities which are considered available-for-sale and are carried at fair value. Fair value is based on quotes obtained by AMBAC Indemnity from independent market sources. Short-term investments are carried at cost, which approximates their fair value. Unrealized gains and losses, net of deferred income taxes, are included as a separate component of stockholder's equity and are computed using amortized cost as the basis. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities. For bonds purchased at a price above par value which have call features, premiums are amortized to the most likely call dates as determined by management. For premium bonds which do not have call features, such premiums are amortized over the remaining term of the securities. Premiums and discounts on mortgage-backed securities are adjusted for the effects of actual and anticipated prepayments. Realized gains and losses on the sale of investments are determined on the basis of specific identification.

     Effective December 31, 1993, AMBAC Indemnity adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement 115"). Pursuant to Statement 115, AMBAC Indemnity has designated all investments as "available-for-sale" and reports them at fair value. Unrealized gains and losses are excluded from earnings and reported as a separate component of stockholder's equity, net of tax. The cumulative effect of adopting Statement 115 as of December 31, 1993 was to increase AMBAC Indemnity's stockholder's equity by $63,568, net of tax. The adoption of Statement 115 had no effect on earnings.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

     Securities purchased under agreements to resell are collateralized financing transactions, and are recorded at their contracted resale amounts, plus accrued interest. AMBAC Indemnity takes possession of the collateral underlying those agreements and monitors its market value on a daily basis and, when necessary, requires prompt transfer of additional collateral to reflect current market value.

PREMIUM REVENUE RECOGNITION:

     Premiums for municipal new issue and secondary market policies are: (i) generally computed as a percentage of principal and interest insured; (ii) typically collected in a single payment at policy inception date; and (iii) are earned pro rata over the period of risk. Premiums for structured finance policies can be computed as a percentage of either principal or principal and interest insured. The timing of the collection of structured finance premiums varies among individual transactions. For policies where premiums are collected in a single payment at policy inception date, premiums are earned pro rata over the period of risk. For policies with premiums that are collected periodically (i.e., monthly, quarterly or annually), premiums are reflected in income pro rata over the period covered by the premium payment.

     When an AMBAC Indemnity-insured new or secondary market issue has been refunded or called, the remaining unearned premium is generally earned at that time, as the risk to AMBAC Indemnity is considered to have been eliminated.

                  AMBAC Indemnity Corporation and Subsidiaries

           Notes to Consolidated Financial Statements -- (Continued)
                         (Dollar Amounts in Thousands)

LOSSES AND LOSS ADJUSTMENT EXPENSES:

     The liability for losses and loss adjustment expenses consists of the Active Credit Reserve ("ACR") and case basis loss reserves. The development of the ACR is based upon estimates of the ultimate aggregate losses inherent in the obligations insured and reflects the net result of contributions related to the portion of earnings required to cover those losses, less reductions of ACR no longer deemed necessary by management. When losses occur (actual monetary defaults or defaults which are imminent on insured obligations), case basis loss reserves are established in an amount that is sufficient to cover the present value of the anticipated defaulted debt service payments over the expected period of default and estimated expenses associated with settling the claims, less estimated recoveries under salvage or subrogation rights. All or part of case basis loss reserves are allocated from any ACR available for such insured obligation.

     AMBAC Indemnity's management believes that the reserves for losses and loss adjustment expenses are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates and there can be no assurance that the ultimate liability will not exceed such estimates.

DEFERRED ACQUISITION COSTS:

     Certain costs incurred which vary with, and are primarily related to, the production of business have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned, and such amortization amounted to $10,183, $9,348 and $12,120 for 1995, 1994 and 1993, respectively. Deferred acquisition costs, net of such amortization, amounted to $10,845, $20,757 and $7,059 for 1995, 1994 and 1993, respectively.

DEPRECIATION AND AMORTIZATION:

     Depreciation of furniture and fixtures and electronic data processing equipment is provided over the estimated useful lives of the respective assets using the straight-line method. Amortization of leasehold improvements and intangibles, including certain computer software licenses, is provided over the estimated useful lives of the respective assets using the straight-line method.

INTEREST RATE CONTRACTS:

     Interest Rate Contracts Held for Purposes Other Than Trading:

     AMBAC Indemnity uses interest rate contracts for hedging purposes as part of its overall interest rate risk management. Gains and losses on interest rate futures and options contracts that qualify as accounting hedges of existing assets or liabilities are included in the carrying amounts and amortized over the remaining lives of the assets and liabilities as an adjustment to interest income. When the hedged asset is sold, the unamortized gain or loss on the related hedge is recognized in income. Gains and losses on interest rate contracts that do not qualify as accounting hedges are recognized in current period income.

     AMBAC Indemnity accounts for its interest rate futures contracts in accordance with the provisions of Statement of Financial Accounting Standards No. 80, "Accounting For Futures Contracts" ("Statement 80"). Statement 80 permits hedge accounting for interest rate futures contracts when the item to be hedged exposes the Company to price or interest rate risk, and the futures contract effectively reduces that exposure and is designated as a hedge. Interest rate futures contracts held for purposes other than trading are used primarily to hedge interest sensitive assets, and are designated at inception as a hedge to specific assets.

                  AMBAC Indemnity Corporation and Subsidiaries

           Notes to Consolidated Financial Statements -- (Continued)
                         (Dollar Amounts in Thousands)

     Interest rate swaps that are linked with existing liabilities are accounted for like a hedge of those liabilities, using the accrual method as an adjustment to interest expense. Interest rate swaps that are linked with existing assets classified as available-for-sale are accounted for like hedges of those assets, using the accrual method as an adjustment to interest income, with unrealized gains and losses included in stockholder's equity, net of tax.

     Interest Rate Contracts Held for Trading Purposes:

     AMBAC Indemnity, in connection with its market making activities as a provider of interest rate swaps, primarily to states, municipalities, municipal authorities and other entities in connection with their financings, uses interest rate contracts which are classified as held for trading purposes.
Interest rate contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of other income. The fair value of interest rate swaps is determined through the use of valuation models. The portion of the interest rate swap's initial fair value that reflects credit considerations, on-going servicing and transaction hedging costs is recognized over the life of the interest rate swap, as an adjustment to other income. Interest rate swaps are recorded on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists.

INCOME TAXES:

     AMBAC Inc., as common parent, files a consolidated Federal income tax return with its subsidiaries. Effective January 1, 1993, AMBAC Indemnity adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

     The cumulative effect of this change in accounting for income taxes resulted in an increase to net income for 1993 of $1,162 and an increase to additional paid-in capital of $4,708. The adjustment to additional paid-in capital reflects Statement 109 adjustments for prior business combinations.

     The Internal Revenue Code permits municipal bond insurance companies to deduct from taxable income, subject to certain limitations, the amounts added to the statutory mandatory contingency reserve during the year. The deduction taken is allowed only to the extent that U.S. Treasury noninterest-bearing tax and loss bonds are purchased at their par value prior to the original due date of AMBAC Inc.'s consolidated Federal tax return and held in an amount equal to the tax benefit attributable to such deductions. The amounts deducted must be included in taxable income when the contingency reserve is released, at which time AMBAC Indemnity may redeem the tax and loss bonds to satisfy the additional tax liability. The purchases of tax and loss bonds are recorded as payments of Federal income taxes and are not reflected in AMBAC Indemnity's current tax provision.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

     AMBAC Inc., through its subsidiaries, provides various postretirement and postemployment benefits, including pension, and health and life benefits covering substantially all employees who meet certain age and service requirements. AMBAC Indemnity accounts for these benefits under the accrual method of accounting. Amounts related to the defined benefit pension plan and postretirement health benefits are charged based on actuarial determinations.

                  AMBAC Indemnity Corporation and Subsidiaries

           Notes to Consolidated Financial Statements -- (Continued)
                         (Dollar Amounts in Thousands)

     Effective January 1, 1993, AMBAC Indemnity adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("Statement 106"). Statement 106 requires that the expected cost of postretirement benefits, other than pensions, be charged to expense during the period that the employee renders service. AMBAC Indemnity elected to recognize the transition obligation immediately and recorded a charge of $465, after reduction of $240 for income tax benefits, as a cumulative effect of a change in accounting principle as of the date of adoption.

     Effective January 1, 1993, AMBAC Indemnity adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("Statement 112"), which, similar to Statement 106, requires accrual of a liability representing the cost of certain benefits earned by employees over their employment period. Statement 112 applies to vested benefits provided to former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement. In adopting Statement 112, AMBAC Indemnity recorded a charge of $801, after reduction for income tax benefits of $429, as a cumulative effect of a change in accounting principle as of the date of adoption.

STOCK COMPENSATION PLANS:

     In 1991, AMBAC Inc. adopted the AMBAC Inc. 1991 Stock Incentive Plan. Under this plan awards are granted to eligible employees of AMBAC Indemnity in the form of incentive stock options or other stock-based awards. In October 1995, the Financial Accounting Standards Board issued Statement of Financial
Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("Statement 123") which must be adopted no later than 1996. Statement 123 applies to all stock-based employee compensation plans (except employee stock ownership plans) in which an employer grants shares of its stock or other equity instruments to employees. Statement 123 permits a company to choose either the fair value based method of accounting as defined in the statement or the intrinsic value based method of accounting as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") for its stock-based compensation plans. Companies electing the accounting requirements under APB 25 must also make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. AMBAC Indemnity currently accounts for its plans under APB 25 and intends to continue to do so after adopting Statement 123 in 1996. The adoption of Statement 123 is expected to have no effect on AMBAC Indemnity's results of operations.

RECLASSIFICATIONS:

     Certain reclassifications have been made to prior years' amounts to conform to the current year's presentation.

                  AMBAC Indemnity Corporation and Subsidiaries

           Notes to Consolidated Financial Statements -- (Continued)
                         (Dollar Amounts in Thousands)

3  INVESTMENTS

     The amortized cost and estimated fair value of investments in debt securities at December 31, 1995 and 1994 were as follows:



                                                            Gross          Gross
                          Amortized      Unrealized     Unrealized     Estimated
                            Cost          Gains          Losses       Fair Value
                          ---------     ----------     ----------     ----------

1995
Municipal obligations....$1,558,754      $  98,090      $  2,428      $1,654,416
Corporate securities. ...   261,492         30,785         3,263         289,014
U.S. Government
obligations..............   214,224          8,796           621         222,399
Mortgage-backed securities
(including GNMA).........    55,631          3,362           294          58,699
Other....................   163,953             --            --         163,953
                         ----------     ----------     ----------     ----------
                         $2,254,054      $ 141,033      $  6,606      $2,388,481
                          =========       ========      ========       =========




                                                            Gross          Gross
                          Amortized      Unrealized     Unrealized     Estimated
                            Cost          Gains          Losses       Fair Value
                         ----------     ----------     ----------     ----------

1994
Municipal
obligations........... $1,505,501      $  23,009      $ 80,935      $1,447,575
Corporate
securities............    228,992          2,336        11,501         219,827
U.S. Government
obligations...........     61,906            311         1,797          60,420
Mortgage-backed
securities
(including GNMA)......     70,251          1,325         2,140          69,436
Other.................     83,902             --            --          83,902
                         ----------     ----------     ----------     ----------
                       $1,950,552      $  26,981      $ 96,373      $1,881,160
                          =========       ========      ========       =========


     The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity, were as follows:



                                             Amortized      Estimated
                                                Cost        Fair Value
                                             ----------     ----------

    1995
    Due in one year or less..................$  223,069     $  223,949
    Due after one year through five years....   168,417        181,772
    Due after five years through ten years...   302,601        315,385
    Due after ten years...................... 1,504,336      1,608,676
                                             ----------     ----------
                                              2,198,423      2,329,782
    Mortgage-backed securities...............    55,631         58,699
                                             ----------     ----------
                                             $2,254,054     $2,388,481
                                              =========      =========


     Expected  maturities  will  differ  from  contractual   maturities  because
borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                  AMBAC Indemnity Corporation and Subsidiaries

           Notes to Consolidated Financial Statements -- (Continued)
                         (Dollar Amounts in Thousands)

     Net investment income comprised the following:



                                          1995         1994         1993
                                        --------     --------     --------

    Bonds.............................  $127,865     $118,685     $102,020
    Short-term investments............     6,116        3,512        4,278
                                        --------     --------     --------
      Total investment income.........   133,981      122,197      106,298
    Investment expense................    (2,485)      (2,460)      (1,689)
                                        --------     --------     --------
      Net investment income...........  $131,496     $119,737     $104,609
                                        ========     ========     ========


     Gross realized gains were $27,786, $26,514 and $42,217 for 1995, 1994 and 1993, respectively, and gross realized losses were $27,609, $39,900 and $12,072 for 1995, 1994 and 1993, respectively.

     As of December 31, 1995, AMBAC Indemnity did not have any investment concentrated in any single repayment source (excluding obligations of the U.S. Government and its agencies) with a fair value greater than 2.0% of its stockholder's equity.

     As of December 31, 1995 and 1994, AMBAC Indemnity held securities subject to agreements to resell for $4,120 and $8,011, respectively. Such securities were held as collateral by AMBAC Indemnity. The agreements had terms of less than 30 days.

     As of December 31, 1995 and 1994, investment securities with a fair value of $4,583 and $3,948, respectively, were pledged to futures brokers for required margin.

4  REINSURANCE

     In the ordinary course of business, AMBAC Indemnity cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:



                                     Year Ended December 31,
       -------------------------------------------------------------------------
                 1995                      1994                      1993
       ---------------------     ---------------------     ---------------------
        Written       Earned      Written       Earned      Written       Earned
       --------     --------     --------     --------     --------     --------

Direct..
 ......$192,277     $127,322     $188,057     $136,632     $321,179     $181,320
Assumed..
 .....   2,756        1,349        4,541        1,325          311          311
Ceded..
 ...... (28,606)     (15,088)       2,815      (18,621)     (35,810)     (28,813)
      --------     --------     --------     --------     --------     --------
Net premiums..
 .......$166,427     $113,583     $195,413     $119,336     $285,680     $152,818
       ========     ========     ========     ========     ========     ========


     The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to AMBAC Indemnity under the existing reinsurance agreements, AMBAC Indemnity would be liable for such defaulted amounts. To minimize its exposure to significant losses from reinsurer insolvencies, AMBAC Indemnity evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. There were no reinsurance receivables as of December 31, 1995 and 1994. As of December 31, 1995, prepaid reinsurance of approximately $48,120 was associated with a single reinsurer. As of December 31, 1995, AMBAC Indemnity held letters of credit and collateral amounting to approximately $90,643 from its reinsurers to cover liabilities ceded under the aforementioned reinsurance contracts.

     AMBAC Indemnity terminated reinsurance contracts, resulting in return premiums to AMBAC Indemnity of $18,141, $30,482 and $36,461 of which $15,700, $25,891 and $31,010 were recorded as an

                  AMBAC Indemnity Corporation and Subsidiaries

           Notes to Consolidated Financial Statements -- (Continued)
                         (Dollar Amounts in Thousands)

increase to the unearned premium reserve in 1995, 1994 and 1993, respectively, with the remainder recognized as revenue.

5  LOSSES AND LOSS ADJUSTMENT EXPENSES

     AMBAC Indemnity's liability for losses and loss adjustment expenses includes case basis loss reserves and the ACR. Following is a summary of the activity in the case basis loss and active credit reserve accounts and the components of the liability for losses and loss adjustment expenses:



                                         1995        1994         1993
                                        -------     -------     --------

    Case basis loss reserves:
    Balance at January 1..............  $38,892     $35,155     $ 28,321
                                        -------     -------     --------
    Incurred related to:
      Current year....................      750       8,073        6,630
      Prior years.....................    2,650      (3,368)        (926)
                                        -------     -------     --------
         Total incurred...............    3,400       4,705        5,704
                                        -------     -------     --------
    Paid related to:
      Current year....................      150         275          315
      Prior years.....................    2,893         693       (1,445)
                                        -------     -------     --------
         Total paid...................    3,043         968       (1,130)
                                        -------     -------     --------
    Balance at December 31............   39,249      38,892       35,155
                                        -------     -------     --------
    Active credit reserve:
    Balance at January 1..............   26,770      28,882       36,434
    Net provision for losses..........    4,097       4,422        6,709
    ACR transfers to case reserves....   (4,120)     (6,534)     (14,261)
                                        -------     -------     --------
    Balance at December 31............   26,747      26,770       28,882
                                        -------     -------     --------
         Total........................  $65,996     $65,662     $ 64,037
                                        =======     =======     =========


     The terms "current year" and "prior years" in the foregoing table refer to the year in which case basis loss reserves were established.

                  AMBAC Indemnity Corporation and Subsidiaries

           Notes to Consolidated Financial Statements -- (Continued)
                         (Dollar Amounts in Thousands)

6  COMMITMENTS AND CONTINGENCIES

     AMBAC Indemnity is responsible for leases on the rental of office space, principally in New York City. The lease agreements which expire periodically through September 2014, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future net minimum lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:



     Year                                                           Amount
- ---------------                                                    --------

   1996...........................................................  $ 3,042
   1997...........................................................    3,073
   1998...........................................................    3,359
   1999...........................................................    3,650
   2000...........................................................    3,650
   All later years................................................   53,880
                                                                    -------
                                                                    $70,654
                                                                    =======


     Rent expense for the aforementioned leases amounted to $2,924, $2,719 and $2,778 for the years ended December 31, 1995, 1994 and 1993, respectively.

7  INSURANCE REGULATORY RESTRICTIONS

     AMBAC Indemnity is subject to insurance regulatory requirements of the States of Wisconsin, New York and the other jurisdictions in which it is licensed to conduct business.

     AMBAC Indemnity's ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin (the "Wisconsin Commissioner"). Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders' surplus as of the preceding December 31 and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years. AMBAC Indemnity paid dividends of $40,000, $36,000 and $33,000 on its common stock in 1995, 1994 and 1993, respectively. Based upon these restrictions, at December 31, 1995, the maximum amount that will be available during 1996 for payment of dividends by AMBAC Indemnity without prior approval is approximately $86,000.

     However, as discussed in Note 15, AMBAC Indemnity, upon consummation of the proposed PRIDES offering will deliver to AMBAC Inc. (in the form of an extraordinary dividend) its 2,378,672 shares of HCIA common stock, at fair value. The Wisconsin Commissioner has approved such dividend. The fair value of such dividend will be determined based on the price per share of HCIA common stock used to price the PRIDES. As a result, any dividends paid by AMBAC
Indemnity to AMBAC Inc. for the twelve months following the extraordinary dividend will require pre-approval from the Wisconsin Commissioner. The Wisconsin Commissioner has stated to AMBAC Indemnity management that it does not foresee any reason such pre-approval would not be given.

     The New York Financial Guarantee Insurance Law establishes single risk limits applicable to all obligations issued by a single entity and backed by a single revenue source. Under the limit applicable to

                  AMBAC Indemnity Corporation and Subsidiaries

           Notes to Consolidated Financial Statements -- (Continued)
                         (Dollar Amounts in Thousands)

municipal bonds, the insured average annual debt service for a single risk, net of reinsurance and collateral, may not exceed 10% of the sum of the insurer's policyholders' surplus and contingency reserves. In addition, insured principal of municipal bonds attributable to any single risk, net of reinsurance and collateral, is limited to 75% of the insurer's policyholders' surplus and contingency reserves. Additional single risk limits, which generally are more restrictive than the municipal bond single risk limit, are also specified for several other categories of insured obligations.

     Statutory capital and surplus was $862,976 and $781,772 at December 31, 1995 and 1994, respectively. Qualified statutory capital (statutory surplus plus contingency reserve) was $1,358,769 and $1,218,204 at December 31, 1995 and 1994, respectively. Statutory net income was $142,541, $116,238 and $166,157 for 1995, 1994 and 1993, respectively. Statutory capital and surplus differs from stockholder's equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs and deferred income taxes differently.

8  INCOME TAXES

     The total effect of income taxes on income and stockholder's equity for the years ended December 31, 1995 and 1994 was as follows:



                                                             1995         1994
                                                           --------     --------

    Total income taxes charged to income.................  $ 43,546     $ 42,563
                                                           --------     --------
    Income taxes charged (credited) to stockholder's equity:
      Unrealized gain (loss) on bonds...................    71,722      (61,480)
      Unrealized gain on investment in affiliate........       602           --
      Other.............................................      (682)        (116)
                                                           --------     --------
               Total charged (credited) to stockholder's
                 equity.................................    71,642      (61,596)
                                                          --------     --------
    Total effect of income taxes........................  $115,188     $(19,033)
                                                           ========     ========


     The tax provisions in the accompanying consolidated statements of operations reflect effective tax rates differing from prevailing Federal corporate income tax rates. The following is a reconciliation of these differences:



                           1995       %         1994      %         1993      %
                        --------   -----     --------   ----     --------   ----

Computed expected tax at
  statutory rate....... $ 72,920    35.0%   $ 67,412    35.0%   $ 89,610   35.0%
Increases (reductions) in expected tax resulting from:
 Tax-exempt interest..   (28,274)  (13.6)    (26,336)  (13.7)    (21,043)  (8.2)
     Adjustment to deferred tax
        assets and liabilities
        for enacted changes in
        tax laws and rates.    --      --          --      --         754    0.3
     Other, net.......     (1,100)   (0.5)      1,487     0.8       1,155    0.4
                         -------   -----      -------   ----      -------   ----
Income tax expense on income from
 continuing operations..$ 43,546    20.9%   $ 42,563    22.1%   $ 70,476   27.5%
                          =======   =====     =======    ====     =======   ====

                  AMBAC Indemnity Corporation and Subsidiaries

           Notes to Consolidated Financial Statements -- (Continued)
                         (Dollar Amounts in Thousands)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 1995 and 1994 are presented below:



                                                           1995        1994
                                                         --------     -------

    Deferred tax liabilities:
      Unrealized gains on bonds........................  $ 46,906     $    --
      Deferred acquisition costs.......................    28,917      25,121
      Unearned premiums................................    22,079      14,522
      Unrealized gain on investment in affiliate.......       602          --
      Investments......................................     2,911         796
      Other............................................     1,996       1,613
                                                          -------     -------
               Total deferred tax liabilities..........   103,411      42,052
                                                          -------     -------
    Deferred tax assets:
      Unrealized loss on bonds.........................        --      24,816
      Loss reserves....................................     9,631       9,733
      Insurance in force...............................     2,870       3,205
      Compensation.....................................     2,418       2,812
      Other............................................     3,484       3,264
                                                          -------     -------
               Sub-total deferred tax assets...........    18,403      43,830
      Valuation allowance..............................        --          --
                                                          -------     -------
               Total deferred tax assets...............    18,403      43,830
                                                          -------     -------
               Net deferred tax (liabilities) assets...  $(85,008)    $ 1,778
                                                          =======     =======


     AMBAC Indemnity believes that no valuation allowance is necessary in connection with the deferred tax assets.

9  EMPLOYEE BENEFITS

     Pensions:

     AMBAC Inc. has a defined benefit pension plan covering substantially all employees of AMBAC Indemnity and AFS. The benefits are based on years of service and the employee's compensation during the last five years of employment. AMBAC Indemnity's funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service-to-date but also for those expected to be earned in the future.

     The actuarial present value of the benefit obligations shown in the table below sets forth the plan's funded status and amounts recognized by AMBAC Inc. as of December 31, 1995 and 1994.

                  AMBAC Indemnity Corporation and Subsidiaries

           Notes to Consolidated Financial Statements -- (Continued)
                         (Dollar Amounts in Thousands)

     Actuarial present value of the benefit obligations:



                                                              1995        1994
                                                             -------     -------

    Accumulated benefit obligation, including vested
     benefits of $6,049 and $4,300, respectively..........  $(6,788)    $(5,000)
                                                             =======     =======
    Projected benefit obligation for service
     rendered to date.....................................   (7,800)     (5,500)
    Plan assets at fair value, primarily listed stocks, commingled
      funds and fixed income securities....................    7,054       4,898
                                                             -------     -------
    Unfunded projected benefit............................     (746)       (602)
    Unrecognized prior service cost.......................   (1,784)     (1,950)
    Unrecognized net loss.................................    1,906       1,412
    Unrecognized net transition asset.....................      (12)        (15)
                                                            -------     -------
    Pension liability -- entire plan......................  $  (636)    $(1,155)
                                                             =======     =======


     Net  pension  costs  for  1995,   1994  and  1993  included  the  following
components:



                                                    1995       1994      1993
                                                   -------     -----     -----

    Service cost...................................$   541     $ 558     $ 447
    Interest cost on expected benefit obligation...    456       386       297
    Actual return on plan assets................... (1,333)       30      (390)
    Net amortization and deferral..................    760      (547)     (149)
                                                   -------     -----     -----
    Net periodic pension cost......................$   424     $ 427     $ 205
                                                   =======     =====     =====


     The weighted-average discount rate used in the determination of the actuarial present value for the projected benefit obligation was 7.25% and 8.0% for 1995 and 1994, respectively. The expected long-term rate of return on assets was 9.25% for both 1995 and 1994. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.0% in both 1995 and 1994.

     Substantially all employees of AMBAC Indemnity and AFS are covered by a defined contribution plan (the "Savings Incentive Plan") for which contributions and costs are determined as 6% of each covered employee's base salary, plus a matching company contribution of 50% on contributions up to 6% of base salary made by eligible employees to the plan. The total cost of the Savings Incentive Plan to AMBAC Indemnity was $1,435, $1,292 and $1,243 in 1995, 1994 and 1993,
respectively.

     Annual Incentive Plan:

     AMBAC Indemnity has an annual incentive plan which provides for awards to key officers and employees based upon predetermined criteria. The cost of the plan to AMBAC Indemnity for the years ended December 31, 1995, 1994 and 1993 was $7,669, $8,531 and $6,165, respectively.

     Postretirement Health Care and Other Benefits:

     AMBAC Indemnity provides certain medical and life insurance benefits for retired employees and eligible dependents. All plans are contributory. None of the plans is currently funded.

                  AMBAC Indemnity Corporation and Subsidiaries

           Notes to Consolidated Financial Statements -- (Continued)
                         (Dollar Amounts in Thousands)

     Postretirement benefits expense was $168, $176 and $500 in 1995, 1994 and 1993, respectively. The unfunded accumulated postretirement benefit obligation was $1,309 and the accrued postretirement liability was $1,368 as of December 31, 1995.

     The assumed weighted average health care cost trend rates range from 13.5% in 1995, decreasing ratably to 5.5% in 2001, and remaining at that level thereafter. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase the accumulated postretirement benefit obligation at December 31, 1995 by $174 and the 1995 benefit expense by $28. The weighted average discount rate used to measure the accumulated postretirement benefit obligation and 1995 expense was 7.25%.

10  INSURANCE IN FORCE

     The par amount of bonds insured by AMBAC Indemnity, net of reinsurance, was $110,997,000 and $93,305,000 at December 31, 1995 and 1994, respectively. As of
December 31, 1995, AMBAC Indemnity's insured portfolio was diversified by type of insured bond as shown in the following table:



                                                            Net Par Amount
                                                             Outstanding
                                                         --------------------
            (Dollars in Millions) As of December 31        1995        1994
                                                         --------     -------

        Municipal finance:
          General obligation...........................  $ 30,546     $26,674
          Utility revenue..............................    21,053      19,597
          Tax-backed revenue...........................    18,780      16,279
          Health care revenue..........................    12,553      10,922
          Transportation revenue.......................     6,293       5,397
          Investor Owned Utilities.....................     4,497       3,500
          Higher education.............................     3,973       3,447
          Student loan.................................     3,769       2,709
          Housing revenue..............................     3,577       2,567
          Other........................................       483         403
                                                         --------     -------
             Total Municipal finance...................   105,524      91,495
                                                         --------     -------
        Structured finance:
          Domestic.....................................     3,238         902
          International................................     2,235         908
                                                         --------     -------
             Total Structured finance..................     5,473       1,810
                                                         --------     -------
                                                         $110,997     $93,305
                                                         =========    =======


     As of December 31, 1995, California was the state with the highest aggregate net par amount inforce, accounting for 14.3% of the total, and the highest single insured risk represented 0.6% of aggregate net par amount insured. AMBAC Indemnity's direct insurance in force (principal and interest) was $235,118,000 and $205,810,000, at December 31, 1995 and 1994, respectively.
Net insurance in force (after giving effect to reinsurance) was $199,078,000 and $171,678,000 as of December 31, 1995 and 1994, respectively.

                  AMBAC Indemnity Corporation and Subsidiaries

           Notes to Consolidated Financial Statements -- (Continued)
                         (Dollar Amounts in Thousands)

11  FINANCIAL INSTRUMENTS HELD FOR PURPOSES OTHER THAN TRADING

     Financial instruments with off-balance-sheet risk:

     In the normal course of business, AMBAC Indemnity becomes a party to various financial transactions to reduce its exposure to fluctuations in interest rates. These financial instruments include an interest rate swap agreement and exchange traded interest rate futures contracts. The notional amounts of AMBAC Indemnity's off-balance-sheet financial instruments which are held for purposes other than trading were as follows:



                                                          As of December 31,
                                                         --------------------
                                                          1995         1994
                                                         -------     --------

        Interest rate futures contracts................  $44,500     $164,200
        Interest rate swap.............................   20,000       20,000


     Notional principal amounts are often used to express the volume of these transactions and do not reflect the extent to which positions may offset one another. These amounts do not represent the much smaller amounts potentially subject to risk.

     Interest rate futures contracts are sold to hedge interest rate risk inherent in fixed rate investment securities. At December 31, 1995, interest rate futures contracts with an outstanding notional amount of $44,500 were designated as hedges of fixed rate investment securities.

     The interest rate swap held for purposes other than trading is used to manage interest rate risk by synthetically changing the nature of certain floating rate investments.

     Fair values of financial instruments held for purposes other than trading:

     The following fair value amounts were determined by AMBAC Indemnity using independent market information when available, and appropriate valuation methodologies when market quotes were not available. In cases where specific market quotes are unavailable, interpreting market data and estimating market values necessarily require considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount AMBAC Indemnity could realize in a current market exchange.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Investments: The fair values of bonds are based on quoted market prices or dealer quotes.

     Short-term investments and cash: The fair values of short-term investments and cash are assumed to equal amortized cost.

     Securities purchased under agreements to resell: The fair value of securities purchased under agreements to resell is assumed to approximate carrying value.

     Investment in affiliate: As of December 31, 1995, the fair value of AMBAC Indemnity's investment in HCIA is based on the quoted market price of HCIA common stock. As of December 31, 1994, the fair value of AMBAC Indemnity's investment in HCIA was assumed to equal carrying value.

     Interest rate contracts: Fair values of off-balance-sheet interest rate contracts (futures and swap) are based on quoted market and dealer prices, current settlement values, or pricing models.

                  AMBAC Indemnity Corporation and Subsidiaries

           Notes to Consolidated Financial Statements -- (Continued)
                         (Dollar Amounts in Thousands)

     Liability for net financial guarantees written: The fair value of the liability for those financial guarantees written related to new issue and secondary market exposures is based on the estimated cost to reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve, less an estimated ceding commission thereon.

     Certain other financial guarantee insurance policies have been written on an installment basis, where the future premiums to be received by AMBAC Indemnity are determined based on the outstanding exposure at the time the premiums are due. The fair value of AMBAC Indemnity's liability under its installment premium policies is measured using the present value of estimated future installment premiums, less an assumed ceding commission. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. This measure is used as an estimate of the cost to reinsure AMBAC Indemnity's liability under these policies. The carrying amount and estimated fair value of these financial instruments are presented below:



                                                         As of December 31,
                                   --------------------------------------------
                                            1995                        1994
                                   -----------------------  --------------------
                                   Carrying  Estimated      Carrying  Estimated
       (Dollars in Millions)        Amount   Fair Value      Amount   Fair Value
                                   --------  ----------     --------  ----------

Financial assets:
Investments........................ $2,225     $2,225        $1,796     $1,796
Short-term investments.............    164        164            85         85
Securities purchased under
  agreements to resell.............      4          4             8          8
Investment in affiliate............     26        111            25         25
Cash...............................      7          7             2          2
Unrecognized financial instruments:
Interest rate swap.................     --         --            --         (1)
Interest rate futures contracts....     --         --            --         --
Liability for net financial
  guarantees
  Direct...........................     --        655            --        609
  Net of reinsurance...............     --        543            --        507
  Net installment premiums.........     --         80            --         51


12  FINANCIAL INSTRUMENTS HELD FOR TRADING PURPOSES

     AMBAC Indemnity, through its affiliate AFS, is a provider of interest rate swaps to states, municipalities, municipal authorities and other entities, including its affiliate, AMBAC Capital Management, Inc. ("ACMI"), in connection with their financings. AMBAC Indemnity manages its interest rate swap business with the goal of being market neutral to changes in overall interest rates, while retaining "basis risk", the relationship between changes in floating rate tax-exempt and floating rate taxable interest rates. If actual or projected floating rate tax-exempt interest rates rise in relation to floating rate taxable rates, AMBAC Indemnity will experience an unrealized mark-to-market loss. Conversely, if actual or projected floating rate tax-exempt interest rates decline in relation to floating rate taxable interest rates, AMBAC Indemnity will experience an unrealized mark-to-market gain.

                  AMBAC Indemnity Corporation and Subsidiaries

           Notes to Consolidated Financial Statements -- (Continued)
                         (Dollar Amounts in Thousands)

     In the ordinary course of business, AMBAC Indemnity manages a variety of risks -- principally credit, market, liquidity, operational and legal. These risks are identified, measured and monitored through a variety of control mechanisms, which are in place at different levels throughout the organization.

     Credit risk relates to the ability of counterparties to perform according to the terms of their contractual commitments. Various procedures and controls are in place to monitor the credit risk of interest rate swaps. These include the initial credit approval process, the establishment of credit limits, management approvals and a process that ensures the continuous monitoring of credit exposure.

     Market risk relates to the impact of price changes on future earnings. This risk is a consequence of AMBAC Indemnity's market-making activities in the municipal interest rate swap market. The principal market risk is basis risk, the relationship between changes in floating rate tax-exempt and floating rate taxable interest rates. Since the third quarter of 1995, all municipal interest rate swaps transacted contain provisions which are designed to protect AMBAC Indemnity against certain forms of tax reform, thus mitigating its basis risk. An independent risk management group monitors trading risk limits and, together with senior management, is involved in the application of risk measurement methodologies.

     The estimation of potential losses arising from adverse changes in market relationships, known as "value at risk," is a key element in managing market risk. AMBAC Indemnity has developed a value at risk methodology to estimate potential losses over a specified holding period and based on certain probabilistic assessments. AMBAC Indemnity estimates value at risk utilizing historical short and long term interest rate volatilities and the relationship between changes in tax-exempt and taxable interest rates calculated on a consistent daily basis. For the year ended December 31, 1995, AMBAC Indemnity's value at risk averaged approximately $1,358, calculated at a ninety-nine percent confidence level. Since no single measure can capture all dimensions of market risk, AMBAC Indemnity bolsters its value at risk methodology by performing daily analyses of parallel and nonparallel shifts in yield curves and stress test scenarios which measure the potential impact of market conditions, however improbable, which might cause abnormal volatility swings or disruptions of market relationships.

     Liquidity risk relates to the possible inability to satisfy contractual obligations when due. This risk is present in interest rate swap agreements and in futures contracts used to hedge those agreements. AMBAC Indemnity manages liquidity risk by maintaining cash and cash equivalents, closely matching the dates swap payments are made and received and limiting the amount of risk hedged by futures contracts.

     Operational risk relates to the potential for loss caused by a breakdown in information, communication and settlement systems. AMBAC Indemnity mitigates operational risk by maintaining a comprehensive system of internal controls. This includes the establishment of systems and procedures to monitor transactions and positions, documentation and confirmation of transactions, ensuring compliance with regulations and periodic reviews by auditors.

     Legal risk relates to the uncertainty of the enforceability, through legal or judicial processes, of the obligations of AMBAC Indemnity's counterparties, including contractual provisions intended to reduce credit exposure by providing for the offsetting or netting of mutual obligations. AMBAC Indemnity seeks to remove or minimize such uncertainties through continuous consultation with internal and external legal advisers to analyze and understand the nature of legal risk, to improve documentation and to strengthen transaction structure.

                  AMBAC Indemnity Corporation and Subsidiaries

           Notes to Consolidated Financial Statements -- (Continued)
                         (Dollar Amounts in Thousands)

     The  following  table  summarizes   information   about  AMBAC  Indemnity's
financial instruments held for trading purposes as of December 31, 1995 and 1994:



                   Net        Net        Average Net Fair Value
                 Carrying  Estimated     -----------------------      Notional
                  Amount   Fair Value    Assets      Liabilities       Amount
                 --------  ----------    -------     -----------     ----------

1995:
  Interest rate
     swaps....... $5,207     $5,207      $17,714       $16,667       $2,152,400
  Interest rate
     futures
     contracts...     --         --           --            --          569,800
1994:
  Interest rate
     swaps....... $1,681     $1,681      $ 4,441       $ 3,560       $  771,900
  Interest rate
     futures
     contracts...     --         --           --            --          443,000


     The aggregate amount of net trading income recognized from interest rate financial instruments held for trading purposes was $2,602 and $3,051 for 1995 and 1994, respectively. Average net fair values were calculated based on average daily net fair values. For 1994, average net fair values began from the commencement of operations in September 1994.

     Notional principal amounts are often used to express the volume of these transactions and do not reflect the extent to which positions may offset one another. These amounts do not represent the much smaller amounts potentially subject to risk.

13  LINES OF CREDIT

     AMBAC Inc. and AMBAC Indemnity maintain a three-year revolving credit facility with two major international banks, as co-agents, for $100,000. As of December 31, 1995, no amounts were outstanding under this credit facility, which expires in July 1998. This facility amended a one-year revolving credit facility for $75,000. As of December 31, 1994, no amounts were outstanding under this credit facility.

     AMBAC Indemnity has an agreement with another major international bank, as agent, for a $300,000 credit facility, expiring in 2002. This facility is a seven-year stand-by irrevocable limited recourse line of credit, which was increased from $225,000 to $300,000 and extended for an additional year in December 1995. The line will provide liquidity to AMBAC Indemnity in the event claims from municipal obligations exceed specified levels. Repayment of any amounts drawn under the line will be limited primarily to the amount of any recoveries of losses related to policy obligations. As of December 31, 1995 and 1994, no amounts were outstanding under this line.

14  RELATED PARTY TRANSACTIONS

     During 1995 and 1994, AMBAC Indemnity guaranteed the timely payment of principal and interest on obligations under municipal investment contracts and municipal investment repurchase agreements issued by its affiliate, ACMI. As of December 31, 1995 and 1994, the aggregate amount of municipal investment contracts and municipal investment repurchase contracts insured was $2,240,959 and $2,042,230, respectively, including accrued interest. These insurance policies are collateralized by ACMI's investment securities, accrued interest, securities purchased under agreements to resell and cash and cash equivalents, which as of December 31, 1995 and 1994 had a fair value of $2,299,687 and $1,964,830, respectively, in the aggregate.

                  AMBAC Indemnity Corporation and Subsidiaries

           Notes to Consolidated Financial Statements -- (Continued)
                         (Dollar Amounts in Thousands)

During 1995 and 1994, AMBAC Indemnity recorded gross premiums written of $1,707 and $2,692, and net premiums earned of $1,764 and $1,872, respectively, related to these contracts.

     During 1995 and 1994, several interest rate swap transactions were executed between AFS and ACMI. As of December 31, 1995 and 1994, these contracts had an outstanding notional amount of approximately $359,000 and $478,000, respectively. As of December 31, 1995 and 1994, AFS recorded a positive fair value of $6,539 and a negative fair value of $5,492, respectively, related to these transactions.

15  SUBSEQUENT EVENTS

     On January 19, 1996, AMBAC Inc. filed with the Securities and Exchange Commission a registration statement related to a proposed offering of 3,781,369 PRIDES(SM) (Provisionally Redeemable Income Debt Exchangeable for Stock). The PRIDES, which constitute senior debt of AMBAC Inc., will mature in 2001 and will be mandatorily exchanged at maturity into shares of HCIA common stock (or, at AMBAC Inc.'s option, cash with an equal value) determined in accordance with an exchange rate formula. AMBAC Inc. may redeem the PRIDES, in whole or in part, after three years. AMBAC Inc. has also granted the underwriters an option to purchase up to 378,136 PRIDES to cover any over-allotments.

     AMBAC Indemnity, upon consummation of the PRIDES offering, will deliver to AMBAC Inc. (in the form of an extraordinary dividend) its 2,378,672 shares of HCIA common stock, at fair value. The fair value of such dividend will be determined based on the price per share of HCIA common stock used to price the PRIDES.

                                  Exhibit 99.2





                   Consolidated Unaudited Financial Statements







                                                                   EXHIBIT 99.2

                 AMBAC Indemnity Corporation and Subsidiaries
                  Consolidated Unaudited Financial Statements
                   as of June 30, 1996 and December 31, 1995
              and for the six months ended June 30, 1996 and 1995

                 AMBAC Indemnity Corporation and Subsidiaries
                          Consolidated Balance Sheets
                      June 30, 1996 and December 31, 1995
                   (Dollars in Thousands Except Share Data)


                                               June 30, 1996   December 31, 1995
                                               -------------   -----------------
                                                        (unaudited)

Assets
- ------

Investments:
  Bonds held in available for sale account, at fair value
    (amortized cost of $2,162,449 in 1996 and $2,090,101 in 1995)
                                                 $2,214,817          $2,224,528
  Short-term investments, at cost
(approximates fair value)                          133,629              163,953
                                                 ----------           ----------
    Total investments                            2,348,446            2,388,481

Cash                                                 3,888                6,912
Securities purchased under agreements to
 resell                                              3,992                4,120
Receivable for securities                           64,288                8,136
Investment income due and accrued                   40,207               38,319
Investment in affiliate                                -                 25,827
Deferred acquisition costs                          88,107               82,620
Current income taxes                                   -                  2,171
Prepaid reinsurance                                162,166              153,372
Other assets                                        54,378               48,472
                                                ----------           ----------
    Total assets                                $2,765,472           $2,758,430
                                                ==========           ==========

Liabilities and Stockholder's Equity

Liabilities:
  Unearned premiums                               $936,870             $906,136
  Losses and loss adjustment expenses               59,429               65,996
  Ceded reinsurance balances payable                 6,765               14,654
  Deferred income taxes                             57,190               85,008
  Current income taxes                               3,116                  -
  Accounts payable and other liabilities            47,035               43,625
  Payable for securities                           112,413               86,304
                                                 ----------           ----------
    Total liabilities                            1,222,818            1,201,723
                                                 ----------           ----------

Stockholder's equity:
  Preferred stock, par value $1,000.00 per share; authorized
    shares - 285,000; issued and outstanding shares - none         -           -
  Common stock, par value $2.50 per share; authorized shares
    - 40,000,000; issued and outstanding shares - 32,800,000
    at June 30, 1996 and December 31, 1995                   82,000      82,000
  Additional paid-in capital                                514,305     481,059
  Unrealized gains (losses) on investments, net of tax       34,039      87,112
  Retained earnings                                         912,310     906,536
                                                         ----------  ----------
    Total stockholder's equity                            1,542,654   1,556,707
                                                         ----------  ----------
    Total liabilities and stockholder's equity           $2,765,472  $2,758,430
                                                         ==========  ==========


See accompanying Notes to Consolidated Financial Statements.

                 AMBAC Indemnity Corporation and Subsidiaries
                     Consolidated Statements of Operations
                                  (Unaudited)
                 For The Periods Ended June 30, 1996 and 1995
                            (Dollars in Thousands)

                            Three Months Ended              Six Months Ended
                                 June 30,                        June 30,
                         -----------------------        ------------------------
                                   1996     1995           1996       1995
                                  -------  ------        --------     -------

Revenues:

    Gross premiums written        $58,768   $36,893     $110,060     $77,465
    Ceded premiums written         (9,836)    6,514      (19,448)      3,055
                                  -------   -------     --------     -------
          Net premiums written     48,932    43,407       90,612      80,520

    Increase in unearned premiums  (8,870)  (15,126)     (21,940)    (27,563)
                                  -------   -------     --------     -------
          Net premiums earned      40,062    28,281       68,672      52,957

    Net investment income          35,584    32,419       70,489      64,293
    Net realized gains (losses)    67,580    (2,202)      69,936      (6,876)
    Other income                    4,753      (393)      10,805       1,985
                                  -------   -------     --------     -------
         Total revenues           147,979    58,105      219,902     112,359
                                  -------   -------     --------     -------


Expenses:

    Losses and loss adjustment expenses     1,700      341     2,510     1,369
    Underwriting and operating expenses    11,583    9,916    21,666    19,246
    Interest expense                          514      306     1,028       637
                                          -------  -------  --------   -------
         Total expenses                    13,797   10,563    25,204    21,252
                                          -------  -------  --------   -------

         Income before income taxes       134,182   47,542   194,698    91,107
                                          -------  -------  --------   -------

Income tax expense:

    Current taxes                          38,665    6,696    52,313    13,543
    Deferred taxes                            806    2,458       760     3,666
                                          -------  -------  --------   -------

         Total income taxes                39,471    9,154    53,073    17,209
                                          -------  -------  --------   -------

         Net income                        94,711   38,388   141,625    73,898
                                          =======  =======  ========   =======


See accompanying Notes to Consolidated Unaudited Financial Statements

                  AMBAC Indemnity Corporation and Subsidiaries
                     Consolidated Statements of Cash Flows
                                  (Unaudited)
                 For The Periods Ended June 30, 1996 and 1995
                            (Dollars in Thousands)


                                                        Six Months Ended
                                                             June 30,
                                                   --------------------------
                                                     1996            1995
                                                   --------       -----------

Cash flows from operating activities:
  Net income                                       $141,625           $73,898
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Depreciation and amortization                         950               678
  Amortization of bond premium and discount            (811)             (440)
  Current income taxes payable                        5,287               574
  Deferred income taxes payable                         760             3,666
  Deferred acquisition costs                         (5,487)           (9,366)
  Unearned premiums                                  21,940            27,563
  Losses and loss adjustment expenses                (6,567)               45
  Ceded reinsurance balances payable                 (7,889)             (422)
  (Gain) loss on sales of investments               (69,936)            6,876
  Other, net                                         (8,685)           (6,538)
                                                   --------       -----------
    Net cash provided by operating activities        71,187            96,534
                                                   --------       -----------

Cash flows from investing activities:
  Proceeds from sales of bonds at amortized cost    742,407           837,619
  Proceeds from maturities of bonds at amortized
   cost                                              43,165            70,281
  Purchases of bonds at amortized cost             (901,331)       (1,001,767)
  Change in short-term investments                   30,324            19,183
  Proceeds from sale of affiliate                   115,865                -
  Securities purchased under agreements to resell       128              (392)
  Other, net                                         (1,404)             (223)
                                                   --------       -----------
    Net cash provided by (used in) investing
     activities                                       29,154           (75,299)
                                                     --------       -----------

Cash flows from financing activities:
  Dividends paid                                    (135,865)          (20,000)
  Capital contribution                                32,500                -
                                                    --------       -----------
    Net cash used in financing activities           (103,365)          (20,000)
                                                    --------       -----------

    Net cash flow                                     (3,024)            1,235
Cash at beginning of year                              6,912             2,117
                                                    --------       -----------
Cash at June 30                                       $3,888            $3,352
                                                    ========       ===========

Supplemental disclosure of cash flow information: Cash paid during the year for:
    Income taxes                                     $13,300           $12,700
                                                    ========       ===========

See accompanying Notes to Consolidated Financial Statements.

AMBAC INDEMNITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS


(1)  BASIS OF PRESENTATION

     AMBAC Indemnity Corporation ("AMBAC Indemnity") is a leading insurer of municipal and structured finance obligations. Financial guarantee insurance underwritten by AMBAC Indemnity guarantees payment when due of the principal of and interest on the obligation insured. In the case of a default on the insured obligation, payments under the insurance policy may not be accelerated by the policyholder without AMBAC Indemnity's consent. As of June 30, 1996, AMBAC Indemnity's net insurance in force (principal and interest) was $209.3 billion. AMBAC Indemnity is a wholly-owned subsidiary of AMBAC Inc., which is a holding company that provides through its affiliates financial guarantee insurance and financial services to both public and private clients.

     AMBAC Indemnity has one wholly-owned subsidiary, American Municipal Bond Holding Company ("AMBH"), which is a holding company for certain real estate interests.

     On May 6, 1996, AMBAC Inc. sold its 4,159,505 shares of common stock of its affiliate, HCIA Inc. (NASDAQ:HCIA) ("HCIA") in a secondary public offering. Prior to consummation of the secondary public offering, AMBAC Indemnity delivered to AMBAC Inc. (in the form of an extraordinary dividend) its 2,378,672 shares of HCIA common stock, at fair value. The fair value of the HCIA shares was $115.9 million, based on the offering price per share of HCIA common stock in the secondary public offering. The carrying value of AMBAC Indemnity's HCIA shares was $26.2 million, and the resulting gain to AMBAC Indemnity from the disposition of the shares was $89.7 million. As a result of the secondary public offering, neither AMBAC Indemnity, nor AMBAC Inc. owned any shares of HCIA.

     AMBAC Indemnity, as the sole limited partner, owns 90% of the total partnership interests of AMBAC Financial Services, Limited Partnership ("AFS"), a limited partnership which provides interest rate swaps primarily to states, municipalities and municipal authorities. The sole general partner of AFS, AMBAC Financial Services Holdings, Inc., a wholly-owned subsidiary of AMBAC Inc., owns a general partnership interest representing 10% of the total partnership interest in AFS.

     AMBAC Indemnity's consolidated unaudited interim financial statements have been prepared on the basis of generally accepted accounting principles and, in the opinion of management, reflect all adjustments necessary for a fair presentation of the Company's financial condition, results of operations and cash flows for the periods presented. The results of operations for the six months ended June 30, 1996 may not be indicative of the results that may be expected for the full year ending December 31, 1996. These financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of AMBAC Indemnity Corporation and its subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995.

AMBAC INDEMNITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS (CONTINUED)


(2)  INCOME TAXES

     The tax provisions in the accompanying financial statements reflect effective tax rates differing from prevailing federal corporate income tax rates, primarily as a result of tax-exempt interest income.






                   Consolidated Unaudited Financial Statements